Exhibit 10.14

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [***], HAS BEEN OMITTED BECAUSE TEMPUS LABS, INC. HAS DETERMINED THE INFORMATION (I) IS NOT MATERIAL AND (II) WOULD LIKELY CAUSE COMPETITIVE HARM TO TEMPUS LABS, INC. IF PUBLICLY DISCLOSED.

THIS NOTE AND THE SECURITIES ISSUABLE UPON CONVERSION OF THIS NOTE HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR UNDER THE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES. THESE SECURITIES MAY NOT BE TRANSFERRED OR RESOLD EXCEPT PURSUANT TO REGISTRATION UNDER THE SECURITIES ACT OR PURSUANT TO AN EXEMPTION THEREFROM, AND EXCEPT AS PERMITTED UNDER APPLICABLE STATE SECURITIES LAWS. THE ISSUER OF THESE SECURITIES MAY REQUIRE AN OPINION OF COUNSEL IN FORM AND SUBSTANCE SATISFACTORY TO THE ISSUER TO THE EFFECT THAT ANY PROPOSED TRANSFER OR RESALE IS IN COMPLIANCE WITH THE SECURITIES ACT AND ANY APPLICABLE STATE SECURITIES LAWS.

TEMPUS LABS, INC.

AMENDED AND RESTATED CONVERTIBLE PROMISSORY NOTE

Principal Amount: $250,000,000	Issue Date: November 19, 2020

FOR VALUE RECEIVED, Tempus Labs, Inc., a Delaware corporation (the “Company”), hereby promises to pay to Google LLC, a Delaware limited liability company (together with its permitted assigns, the “Investor”), the “Principal Amount” set forth above, or such other amount as shall then equal the outstanding principal amount hereunder, together with interest thereon as hereinafter provided and as set forth herein. Interest on the unpaid principal balance of this Note shall accrue at a rate of [***] ([***]%) per annum, compounded annually and computed on the basis of the actual number of days elapsed and a year of three hundred sixty (360) days from the Original Issue Date, until the outstanding principal amount and all interest accrued thereon are paid. Unless earlier converted into Equity Securities pursuant to the terms of this Note, the Outstanding Amount of this Note shall be due and payable by the Company on the earlier of: (i) the date that is sixty-nine (69) months from the Original Issue Date (such date, the “Maturity Date”); (ii) when, upon the occurrence and during the continuance of an Event of Default, such amounts are declared due and payable by the Investor or made automatically due and payable, in each case, in accordance with the terms hereof; and (iii) when, upon the occurrence of an Acceleration Event, such amounts are declared due and payable by the Investor or made automatically due and payable, in each case, in accordance with the terms hereof. Capitalized terms used herein but not otherwise defined shall have the meanings set forth in Section 6 hereof.

This Note amends and restates in its entirety, and is issued in substitution and replacement of, that certain Convertible Promissory Note, dated as of June 22, 2020 (the “Original Note”), made by the Company payable to the Investor in the original principal amount of $330,000,000.

The following is a statement of the rights of the Investor and the conditions to which this Note is subject, and to which the Investor, by the acceptance of this Note, agrees:

1. Payments.

(a) Interest; Payments.

(i) An aggregate of $[***] in interest was accrued on the Original Note from the Original Issue Date through the date hereof of which (A) $[***] is being paid in cash to the Holder concurrently with the conversion of the principal amount of $80,000,000 of the Original Note into shares of Series G-2 Preferred Stock concurrently with the delivery of this Note, and (B) $[***] is accrued and unpaid as of the date hereof.

(ii) Accrued interest on this Note shall be payable at maturity. All cash payments under this Note shall be made in lawful money of the United States of America in immediately available funds without setoff, counterclaim or deduction of any kind.

(b) Voluntary Prepayment. Without the Investor’s prior written consent, the Company may not prepay this Note at any time, in whole or in part, by payment of principal and interest accrued to the date of payment; provided, however, that the Company may, at its option, prepay this Note at any time up to an amount such that the Principal Amount remaining outstanding after such repayment is One Hundred Fifty Million Dollars ($150,000,000) in the aggregate, without premium or penalty and without obtaining such prior written consent from the Investor. All payments and prepayments hereunder shall be applied first to the payment of expenses due under this Note (if any), second to interest accrued on this Note, and third, if the amount of prepayment exceeds the amount of all such expenses and accrued interest, to the payment of the Principal Amount.

(c) Principal Reduction Based on Company’s Use of Google Cloud Services. Concurrently with the execution of the Original Note, the Company and the Investor entered into the GCP Agreements. [***]. [***].

(d) Acceleration Events. The occurrence of any of the following shall constitute an “Acceleration Event” under this Note:

(i) Treatment of this Note in a Corporate Transaction or an Initial Public Offering.

(1) If the Company terminates the Platform Addendum in connection with, in contemplation of or following the consummation or closing of a Corporate Transaction or an Initial Public Offering, the Investor may, at its option and in its sole and absolute discretion, by written notice to the Company at any time on or following the consummation or closing of a Corporate Transaction or an Initial Public Offering, declare the Outstanding Amount to be immediately due and payable and upon receipt of such notice the Company shall promptly pay to the Investor the Outstanding Amount.

(2) If the Company does not terminate the Platform Addendum in connection with, in contemplation of or following the consummation or closing of a Corporate Transaction, the Investor may, at its option and in its sole and absolute discretion, by written notice to the Company at any time on or following the consummation or closing of a Corporate Transaction, declare the Outstanding Amount to be immediately due and payable and upon receipt of such notice the Company shall promptly pay to the Investor the Outstanding Amount.

(3) For the avoidance of doubt, if the Company does not terminate the Platform Addendum in connection with, in contemplation of or following the consummation or closing of an Initial Public Offering, this Note shall remain outstanding and subject to the terms and conditions contained herein.

(4) Notwithstanding whether the Platform Addendum is terminated by the Company in connection with, in contemplation of or following the consummation or closing of a Corporate Transaction or an Initial Public Offering, the shares of Series G-2 Preferred Stock or other Equity Securities (or any shares issued upon the conversion of such shares) previously issued to the Investor pursuant to the partial conversion of this Note shall be treated the same as all other shares of Series G-2 Preferred Stock or other Equity Securities (or any shares issued upon the conversion of such shares), as applicable, and the Investor shall be entitled to receive the same form and amount of consideration and corresponding rights and benefits as the other holders of Series G-2 Preferred Stock or other Equity Securities (or any shares issued upon the conversion of such shares), as applicable, in a Corporate Transaction or an Initial Public Offering.

(ii) Treatment of this Note Upon Termination of the Platform Addendum Other Than In Connection with a Corporate Transaction or an Initial Public Offering. If the Company terminates the Platform Addendum for any reason other than as set forth in Section 1(d)(i) above or by reason of the Investor’s material breach of the GCP Agreements, the Investor may, at its option and in its sole and absolute discretion, by written notice to the Company at any time declare, (1) fifty percent (50%) of the Outstanding Amount immediately due and payable, and (2) any remaining Outstanding Amount to be due and payable on the earlier to occur of (x) the date that is the fifteen (15)-month anniversary of the date of such termination of the Platform Addendum and (y) the Maturity Date; provided, that in the event the Investor does not declare such amounts due and payable within fifteen (15) days of the Investor’s receipt of written notice of such termination of the Platform Addendum from the Company, the Investor shall thereafter provide at least thirty (30) days’ advance written notice to the Company that it intends to declare such amounts due and payable.

(iii) Waiver of Presentment. If the Outstanding Amount or any portion thereof is accelerated in accordance with the foregoing clauses (i) through (ii), such acceleration shall be deemed to have occurred in each case without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by the Company, anything contained herein to the contrary notwithstanding and the Company shall promptly pay to the Investor all amounts due and payable.

2. Events of Default. The occurrence of any of the following shall constitute an “Event of Default” under this Note:

(a) Failure to Pay. The Company shall fail to pay (i) when due any principal payment on the due date hereunder or (ii) any interest payment, any payment of fees or other payment required under the terms of this Note on the date due and such payment shall not have been made within five (5) business days of the Company’s receipt of written notice to the Company of such failure to pay; or

(b) Failure to Comply. The Company shall fail to observe or perform any covenant, obligation, condition or agreement contained in this Note (other than any covenant to pay any amount due under this Note, which shall be governed by Section 2(a) above) or the Side Letter within twenty (20) business days of the Company’s receipt of written notice to the Company of such failure; or

(c) Voluntary Bankruptcy or Insolvency Proceedings. The Company shall (i) apply for or consent to the appointment of a receiver, trustee, liquidator or custodian of itself or of all or a substantial part of its property, (ii) admit in writing its inability to pay its debts generally as they mature, including in the event that the Company’s Board of Directors determines that the Company’s liabilities are in the “zone of insolvency” or the Company’s Board of Directors or holders of the equity interests of the Company adopt a resolution for the liquidation, dissolution or winding up of the Company, (iii) make a general assignment for the benefit of its creditors, (iv) be dissolved or liquidated, (v) commence a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or consent to any such relief or to the appointment of or taking possession of its property by any official in an involuntary case or other proceeding commenced against it, or (vi) take any action for the purpose of effecting any of the foregoing; or

(d) Involuntary Bankruptcy or Insolvency Proceedings. Proceedings for the appointment of a receiver, trustee, liquidator or custodian of the Company, or of all or a substantial part of the property thereof, or an involuntary case or other proceedings seeking liquidation, reorganization or other relief with respect to the Company or the debts thereof under any bankruptcy, insolvency or other similar law now or hereafter in effect shall be commenced and an order for relief entered or such proceeding shall not be dismissed or discharged within forty-five (45) days of commencement; or

(e) Material Default regarding Third-Party Indebtedness. The Company shall be in material default under any agreement of the Company with any third party or parties which consists of the failure to pay any indebtedness for borrowed money at maturity or which results in a right by such third party or parties, whether or not exercised, to accelerate the maturity of such indebtedness for borrowed money of the Company, in each case, in an aggregate amount in excess of Fifty Million Dollars ($50,000,000).

3. Rights Upon Event of Default.

(a) Upon the occurrence of any Event of Default and at any time thereafter during the continuance of such Event of Default, the Outstanding Amount shall become immediately due and payable without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived, anything contained herein to the contrary notwithstanding.

(b) The Company shall promptly (and in any event within two (2) business days) notify the Investor upon the occurrence of an Event of Default. Such written notice shall describe such Event of Default in reasonable detail.

4. No Security; Subordination. This Note is a general unsecured obligation of the Company. Notwithstanding anything to the contrary herein, the Company, the Investor, and by its acceptance hereof, any subsequent holder or transferee of this Note, hereby agree that, subject to Section 11 hereof, (i) this Note and the payment of principal of, and interest on, this Note is hereby expressly subordinated and junior in right of payment to any secured indebtedness for borrowed money of the Company hereinafter incurred and (ii) pari passu with all other unsecured indebtedness of the Company existing as of the Original Issue Date or thereafter incurred (including, but not limited to any other convertible promissory notes or other convertible debt securities issued by the Company).

5. Conversion.

(a) [Reserved].

(b) Conversion at the Investor’s Election upon the Maturity Date. If this Note is outstanding at the Maturity Date and either (i) the Company has consummated a Qualified Financing during the twelve (12) months prior to the Maturity Date and/or (ii) the Company has consummated an Initial Public Offering, then, at the Investor’s option, in its sole and absolute discretion, the Investor may elect (by delivering written notice to the Company prior to the Maturity Date) to convert the Outstanding Amount into a number of Equity Securities issued in such Qualified Financing (or, if the Company has consummated an Initial Public Offering, shares of Common Stock) equal to the quotient obtained by dividing (1) the Outstanding Amount on the Maturity Date by (2) the lowest price per share of the Equity Securities sold to the investors acquiring Equity Securities in such Qualified Financing or, if the Company has consummated an Initial Public Offering, the average of its last “trade” price on each trading day during the twenty (20)-day trading period ending immediately prior to the Maturity Date. If the Company has not consummated a Qualified Financing during the twelve (12) months prior to the Maturity Date or an Initial Public Offering at any time prior to the Maturity Date, the Investor shall not have the right to convert this Note pursuant to this Section 5(b) and instead this Note shall be subject to repayment in cash as otherwise set forth herein.

(c) Section 5(b) Conversion Procedure. The issuance of shares of Common Stock or other Equity Securities upon conversion of the Outstanding Amount pursuant to Section 5(b) shall be upon the terms and subject to the conditions applicable to the Qualified Financing or Initial Public Offering, as applicable. Upon such conversion of the Outstanding Amount, the Investor shall execute and deliver to the Company all transaction documents related to the Qualified Financing; provided, however, that such transaction documents are the same documents to be entered into with all other purchasers of the Equity Securities in connection with the Qualified Financing; and provided, further, that the Company will not subject the Investor to, or require the Investor to enter into any agreements with, any non-competition, non-solicitation, non-hire provisions or similar restrictive covenants (other than customary covenants regarding confidentiality). The Investor also agrees to deliver the original of this Note (or a notice to the effect that the original Note has been lost, stolen or destroyed and an affidavit of loss) at the time of conversion for cancellation; provided, however, that upon satisfaction of the conditions set forth in this Section 5(c), this Note shall be deemed converted and of no further force and effect, whether or not it is delivered for cancellation as set forth in this sentence.

(d) Nature of Shares Issued. When issued upon conversion of this Note pursuant to Section 5(b) hereof, the shares of Common Stock or other Equity Securities, as applicable (and any shares issued upon the conversion of such shares) will be validly issued, fully-paid and non-assessable.

(e) Issuance of Certificates. Upon conversion of this Note, the Company, at its expense, will cause to be issued in the name of and delivered to the Investor, uncertificated share in book entry form for (or, if certificated, a physical certificate representing) the number of shares of Common Stock or other Equity Securities, as applicable, to which the Investor is entitled pursuant to Section 5(b), bearing such legends as may be required by applicable federal and state securities laws in the opinion of legal counsel to the Company, by the Restated Certificate or Bylaws of the Company, or by any agreement between the Company and the Investor, together with any other securities and property to which the Investor is entitled upon such conversion under the terms of this Note.

(f) Fractional Shares; Interest; Effect of Conversion. No fractional shares or other equity interests shall be issued upon conversion of this Note. In lieu of the Company issuing any fractional shares or other equity interests to the Investor upon the conversion of this Note, the Company shall pay to Investor, within five (5) business days of the conversion of this Note, an amount in cash equal to the product obtained by multiplying the applicable conversion price by the fraction of a share or other equity interest not issued pursuant to the previous sentence. In addition, to the extent not converted into shares of capital stock or other equity interests, the Company shall pay to the Investor any interest accrued on the amount converted and on the amount to be paid to Company pursuant to the previous sentence.

(g) Notices of Record Date. In the event of:

(i) Any taking by the Company of a record of the holders of any class of securities of the Company for the purpose of determining the holders thereof who are entitled to receive any dividend or other distribution or any right to subscribe for, purchase or otherwise acquire any shares of stock of any class or any other securities or property, or to receive any other right; or

(ii) Any capital reorganization of the Company, any reclassification or recapitalization of the capital stock or other equity interests of the Company; or

(iii) Any Corporate Transaction or Initial Public Offering; or

(iv) Any voluntary or involuntary dissolution, liquidation or winding-up of the Company,

the Company will mail to the Investor at least ten (10) days prior to the earliest date specified therein, a notice specifying (A) the date on which any such record is to be taken for the purpose of such dividend, distribution or right and the amount and character of such dividend, distribution or right, (B) the date on which any such reorganization, reclassification, transfer, consolidation, merger, dissolution, liquidation, winding-up, Corporate Transaction or Initial Public Offering is expected to become effective, the record date for determining stockholders or other equity holders entitled to vote thereon, and (C) with respect to any Corporate Transaction or Initial Public Offering, a description of such event in reasonable detail, including the aggregate estimated amount to be paid to or received by the holders of shares in connection with the pending transaction and the anticipated price per share to be paid in such Initial Public Offering or Corporate Transaction.

(h) Antitrust Matters. Notwithstanding the foregoing or anything to the contrary herein, in the event that the Investor, at its option and in its sole and absolute discretion, determines that an Antitrust Approval should be obtained in respect of the conversion of this Note into shares of Common Stock or other Equity Securities, as applicable, pursuant to the terms hereof (the “Conversion Stock”), then (i) the Investor and the Company will work in good faith to, and use their commercially reasonable efforts to as expeditiously as possible, file all required or warranted filings, declarations or notices with respect to regulatory authorities as are necessary or desirable to obtain Antitrust Approval; and (ii) if the only Antitrust Approval required in connection with the conversion of this Note is approval under the HSR Act, then in lieu of this Note converting into shares of Conversion Stock, this Note shall instead convert into the same number of shares of a newly created series of preferred stock or Common Stock (the “New Stock”) having identical rights, privileges, preferences and restrictions as the Conversion Stock, except that the New Stock shall not be entitled to vote for the Company’s directors or the size of the Company’s Board of Directors and such New Stock shall be automatically converted into Conversion Stock on a one-for-one basis at the time that the applicable Hart-Scott-Rodino waiting period shall have expired or been terminated or such time as approval under the HSR Act is no longer required with respect to such shares; provided, however, that notwithstanding the foregoing, if the Investor determines, at its option and in its sole and absolute discretion, that an Antitrust Approval under any non-US competition law should be obtained in connection with the conversion of this Note into Conversion Stock, the Conversion Stock subject to such non-US Antitrust Approval shall not actually be issued to the Investor and no rights associated with those shares shall be exercised by the Investor until such non-US Antitrust Approval is obtained on terms acceptable to the Investor and all applicable waiting or other time periods or limitations (including any extensions thereof) having expired, lapsed or otherwise terminated. The Company shall use its commercially reasonable efforts to provide all information and documents requested by the Investor as soon as reasonably possible in order to facilitate prompt submission of all filings, declarations, or notices made pursuant to this Section 5(h). Notwithstanding the provisions of the foregoing in this Section 5(h), and to the extent consistent with applicable Law including antitrust Laws, if this Note is converted into shares of Conversion Stock or New Stock, this Note shall be deemed to be converted in accordance with this Section 5 as of the initial date the Company or the Investor, as applicable, delivers written notice to the other party requesting to convert this Note pursuant to Section 5(b), and all of the Company’s obligations under this Note shall be terminated and of no further force or effect at such time, other than the Company’s obligations to issue shares of Conversion Stock to the Investor in accordance with this Section 5. Notwithstanding anything to the contrary in the foregoing, if the Investor has determined that a non-US Antitrust Approval under any non-US competition law should be obtained, and such non-US Antitrust Approval is not obtained within one (1) year following the filing, declaration or other submission required to be made in connection with such non-US Antitrust Approval such that the Investor has not converted into shares of Conversion Stock, then the Company shall use commercially reasonable efforts to provide the Investor with another instrument, contractual arrangement or security which provides the Investor with the same economic rights and benefits as the shares of Conversion Stock to be issued to the Investor upon the conversion of this Note (or in the event that no instrument, contractual arrangement or security is available under such non-US competition law to provide the Investor the same economic rights and benefits as the shares of Conversion Stock, with cash); provided, that, if a Corporate Transaction or Initial Public Offering occurs prior to such one (1)-year anniversary, then for purposes of allocating any consideration payable in connection with the consummation of such Corporate Transaction or Initial Public Offering, the Investor shall be treated as if it held the shares of Conversion Stock to be issued upon the conversion of this Note immediately prior to the consummation of such Corporate Transaction or Initial Public Offering.

6. Definitions. The following definitions shall apply for all purposes of this Note:

“Affiliate” shall mean, when used with reference to a specified Person, (i) any Person directly or indirectly controlling, controlled by, or under common control with, such specified Person, including, without limitation, any venture capital fund or other investment fund now or hereafter existing that is controlled by one or more general partners or managing members of, or is under common investment management with or shares the same management company or the same investment adviser with, such Person, or (ii) any officer, director, general partner or managing member of the specified Person or any Person directly or indirectly controlling, controlled by, or under common control with, such officer, director, general partner or managing member.

“Antitrust Approval” means the grant of all approvals required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder (the “HSR Act”), including the expiration or earlier termination of any waiting period (and any extension thereof) applicable to the conversion of this Note into Conversion Stock under the HSR Act and any other approval as the Investor, at its option and in its sole and absolute discretion, determines should be obtained under non-US competition laws applicable to the conversion of this Note into Conversion Stock.

“Business Associate Addendum” means the HIPAA Business Associate Addendum entered on or around the Original Issue Date by and between the Investor and the Company.

“Corporate Transaction” means each of the following:

(a) any transaction or series of related transactions in which a Person, or group of related Persons, acquires from equity holders of the Company or the Company equity interests representing more than fifty percent (50%) of the outstanding voting power of the Company or fifty percent (50%) of the outstanding equity interests (including debt or other security or instruments convertible, exercisable or exchangeable for equity interests) of the Company; or

(b) a merger, consolidation or other reorganization or recapitalization in which (i) the Company is a constituent party or (ii) a subsidiary of the Company is a constituent party and the Company issues equity securities pursuant to such merger or consolidation, except any such merger, consolidation or other reorganization or recapitalization involving the Company or a subsidiary in which the equity interests of the Company outstanding immediately prior to such merger, consolidation or reorganization or recapitalization continue to represent, or are converted into or exchanged for, equity securities that represent, immediately following such merger or consolidation, at least a majority, by voting power or outstanding equity interests (including debt or other security or instruments convertible, exercisable or exchangeable for equity interests), of the equity securities of (1) the surviving or resulting party or (2) if the surviving or resulting party is a wholly owned subsidiary of another party immediately following such merger, consolidation or other reorganization or recapitalization, the parent of such surviving or resulting party; or

(c) the sale, lease, transfer, exclusive license or other disposition, in a single transaction or series of related transactions, by the Company or any subsidiary of the Company of all or substantially all the assets of the Company and its subsidiaries taken as a whole, or, if substantially all of the assets of the Company and its subsidiaries taken as a whole are held by such subsidiary or subsidiaries, the sale or disposition (whether by merger or otherwise) of one or more subsidiaries of the Company, except where such sale, lease, transfer or other disposition is to the Company or one or more wholly owned subsidiaries of the Company.

“Equity Securities” means the Company’s preferred stock or any securities conferring the right to purchase the Company’s preferred stock or securities convertible into, or exchangeable for (with or without additional consideration), the Company’s preferred stock, except any security granted, issued and/or sold by the Company to any director, officer, employee or consultant of the Company in such capacity for the primary purpose of soliciting or retaining their services.

“GCP Agreements” means that certain Google Cloud Master Agreement dated as of the Original Issue Date by and between the Investor and the Company, together with all Service Schedules and Order Forms that are incorporated by reference into the Google Cloud Master Agreement, the Platform Addendum and the Business Associate Addendum, all as may be amended from time to time in accordance with their terms.

“Initial Public Offering” means the Company’s first firm-commitment underwritten public offering, approved by the Company’s Board of Directors or similar body of any successor, pursuant to an effective registration statement filed under the Securities Act covering the offer and sale of securities for the account of the Company or any subsidiary of the Company, or such entity’s successor or parent entity.

“Note” means this Amended and Restated Promissory Note (and all Promissory Notes issued in exchange, transfer or replacement hereof).

“Outstanding Amount” means the outstanding principal amount of this Note, plus all accrued and unpaid interest under this Note minus the accrued interest being paid in cash pursuant to Section 1.(a)(i)(A).

“Original Issue Date” means June 22, 2020.

“Person” means any individual, corporation, partnership, trust, limited liability company, association or other entity.

“Platform Addendum” means the Google Cloud Platform Addendum entered on or around the Original Issue Date by and between the Investor and the Company.

“Qualified Financing” means the sale or issuance (in one transaction or a series of related transactions) by the Company of its Equity Securities following the date of this Note from which the Company receives gross proceeds of not less than One Hundred Million Dollars ($100,000,000), excluding the aggregate amount of debt securities converted into Equity Securities upon conversion or cancellation of any and all promissory notes, including, without limitation, the Outstanding Amount that is converted pursuant to Section 5(b) hereof.

“Series G-2 Preferred Stock” means the Company’s Series G-2 Preferred Stock, par value of $0.0001 per share.

“Services” shall have the meaning set forth in the GCP Agreements.

“Side Letter” means that certain letter agreement between the Company and the Investor dated as of the Original Issue Date.

“Term” shall have the meaning set forth in the GCP Agreements.

7. Company Representations. The Company hereby represents and warrants to the Investor that, except as set forth on the Disclosure Schedule attached as Exhibit B to this Note, which exceptions shall be deemed to be part of the representations and warranties made hereunder, the representations set forth on Exhibit A to this Note are true and complete as of Original Issue Date, except for those representations hereunder or set forth on Exhibit A that address matters only as of a particular date, which shall be true and correct only as of such particular date. The Disclosure Schedule shall be arranged in sections corresponding to the numbered and lettered sections and subsections contained in Exhibit A, and the disclosures in any section or subsection of the Disclosure Schedule shall qualify other sections and subsections in Exhibit A only in the event and to the extent it is readily apparent from a reading of the disclosure that such disclosure is applicable to such other sections and subsections. For purposes of these representations and warranties, the term the “Company” shall include any predecessor in interest to the Company.

8. Investor Representations. By signing this Note, the Investor represents and warrants to the Company as follows as of the Original Issue Date:

(a) No Registration. The Investor understands that this Note and any shares of stock issuable upon conversion of this Note have not been, and will not be, registered under the Securities Act by reason of a specific exemption from the registration provisions of the Securities Act, the availability of which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of the Investor’s representations as expressed herein.

(b) Investment Intent. The Investor is acquiring this Note and will acquire the shares of stock of the Company issuable upon the conversion of this Note for investment for its own account, not as a nominee or agent, and not with the view to, or for resale in connection with, any distribution thereof, and the Investor has no present intention of selling, granting any participation in, or otherwise distributing the same.

(c) Investment Experience. The Investor has substantial experience in evaluating and investing in private placement transactions of securities in companies similar to the Company and acknowledges that the Investor can protect its own interests. The Investor has such knowledge and experience in financial and business matters so that the Investor is capable of evaluating the merits and risks of its investment in the Company.

(d) Speculative Nature of Investment. The Investor understands and acknowledges that an investment in the Company is highly speculative and involves substantial risks. The Investor can bear the economic risk of the Investor’s investment and is able, without impairing the Investor’s financial condition, to hold this Note an indefinite period of time and to suffer a complete loss of the Investor’s investment. Further, the Investor acknowledges and agrees that except for the representations and warranties set forth in Section 7 of this Note (including Exhibit A attached hereto), the Company is making no representation or warranty, express or implied, at law or in equity, in respect of this Note or any of the Company’s assets, liabilities or operations, including, without limitation, with respect to merchantability or fitness for any particular purpose.

(e) Access to Data. The Investor has had an opportunity to ask questions of, and receive answers from, the executive officers of the Company concerning this Note and the potential conversion of this Note into equity securities of the Company, as well as the Company’s general business, management and financial affairs, which the Investor considers necessary or appropriate for deciding whether to purchase this Note and convert into equity securities of the Company.

(f) Accredited Investor. The Investor is an “accredited investor” within the meaning of Rule 501(a) of Regulation D promulgated by the Securities and Exchange Commission under the Securities Act.

9. No Right of Set-Off. Except as expressly set forth in Section 1(c) herein, the Company’s obligations under this Note shall be the absolute and unconditional duty and obligation of the Company and shall be independent of any rights of set-off, recoupment or counterclaim that the Company might otherwise have against the Investor. The Company shall pay absolutely the payments of principal, interests, fees and expenses as and when required hereunder, free of any deductions and without abatement, diminution or set-off. The Company shall pay to the Investor and reimburse the Investor for any and all reasonable and documented third-party costs and expenses, including attorneys’ fees and court costs, if any, incurred by the Investor in connection with the enforcement or collection hereof, both before and after the commencement of any action to enforce or collect this Note, but whether or not any such action is commenced by the Investor.

10. Reservation of Stock. If at any time the number of securities of the Company authorized to be issued by the Company will not be sufficient to effect the conversion of this Note, or the conversion of the shares of Common Stock or other Equity Securities, issuable upon conversion of this Note, the Company shall take such corporate action as may be necessary to increase its authorized but unissued Common Stock other Equity Securities or other securities (if, and as, applicable) as will be sufficient for such purpose.

11. Prohibited Company Actions. For so long as the outstanding Principal Amount is at least One Hundred Fifty Million Dollars ($150,000,000), the Company shall not, without the prior written consent of Investor, create, incur, assume or become liable for any indebtedness for borrowed money in excess of Three Hundred Million Dollars ($300,000,000) individually or in the aggregate; provided that any indebtedness for borrowed money incurred in connection with and used to fund the Company’s acquisition of any other Person that is funded simultaneously with the consummation of such acquisition shall not be taken into account for the purposes of calculating the foregoing amount.

12. Waivers. No failure or delay on the part of the Investor in the exercise of any power, right, remedy or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right, remedy or privilege preclude other or further exercise thereof or the exercise of any other right, remedy, power or privilege. To the extent permitted by law, the Company hereby waives demand, notice, presentment, protest, notice of dishonor, and all other demands and notices in connection with the delivery, acceptance, performance, default or enforcement of this Note. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

13. Usury. In the event any interest is paid on this Note which is deemed to be in excess of the then legal maximum rate, then that portion of the interest payment representing an amount in excess of the then legal maximum rate shall be deemed a payment of principal and applied against the Principal Amount.

14. Legal Opinion of Company Counsel. Immediately prior to the issuance of the Original Note, the Investor shall have received from Winston & Strawn LLP, counsel for the Company, an opinion dated as of the Original Issue Date, in the form of Exhibit C attached hereto.

15. Successors and Assigns; Transfers.

(a) Subject to the restrictions on transfer described in this Section 15, the rights and obligations of the Company and the Investor shall be binding upon and benefit the successors, assigns, heirs, administrators and transferees of the parties.

(b) Notwithstanding any other provision of this Note, the Investor shall not assign all or any portion of its rights under this Note without the prior written consent of the Company; provided, that the Investor shall be permitted to transfer this Note to any Affiliate of the Investor. Neither this Note nor any of the rights, interests or obligations hereunder may be assigned, by operation of law or otherwise, in whole or in part, by the Company without the prior written consent of the Investor.

16. Governing Law and Venue. This Note shall be construed and enforced in accordance with, and governed by, the internal laws of the State of Delaware, without regard to the law of the State of Delaware or any other state applicable to conflicts of laws. The parties hereto agree that the exclusive venue for disputes between them shall be resolved by the Delaware Court of Chancery (or if the Delaware Court of Chancery declines to accept jurisdiction over a particular action or proceeding, any federal and state courts located in the State of Delaware), and each of the parties hereto waives any objection it may have to the personal jurisdiction of or venue in such courts.

17. Notices. All notices, requests, demands, consents, instructions or other communications required or permitted hereunder shall be in writing and faxed, e-mailed, mailed or delivered to each party at the respective addresses of the parties as set forth on the signature pages below, or at such other address, e-mail address or facsimile number as the Company shall have furnished to Investor in writing. All such notices and communications will be deemed effectively given the earlier of (i) when delivered personally, (ii) one (1) business day after being delivered by facsimile or e-mail (with receipt of appropriate confirmation), (iii) one (1) business day after being deposited with an overnight courier service of recognized standing, or (iv) four (4) days after being deposited in the U.S. mail, first class with postage prepaid.

18. Amendments; Waivers. Any term of this Note may be amended and the observance of any term of this Note waived (either generally or in a particular instance and either retroactively or prospectively) with the written consent of the Company and the Investor.

19. No Rights as an Equity Holder. This Note does not entitle the Investor to any voting rights or other rights as an equity holder of the Company, unless and until (and only to the extent that) this Note is actually converted into Common Stock or Equity Securities in accordance with its terms. In the absence of conversion of this Note, no provisions of this Note, and no enumeration herein of the rights or privileges of the Investor, shall cause the Investor to be an equity holder of the Company for any purpose.

20. Counterparts. This Note may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original, and such counterparts shall together constitute one and the same instrument. Counterparts may be delivered via facsimile, electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) or other transmission method, and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

21. Further Assurances. From time to time, the Company shall execute and deliver to the Investor such additional documents and shall provide such additional information to the Investor as the Investor may reasonably require to carry out the terms of this Note and any agreements executed in connection herewith.

22. Severability. If one or more provisions of this Note are held to be unenforceable under applicable law, such provision(s) shall be excluded from this Note and the balance of this Note shall be interpreted as if such provision(s) were so excluded and shall be enforceable in accordance with its terms.

23. Specific Performance. The Company also agrees that in the event of any breach of the provisions of this Note by the Company, the Investor shall be entitled to equitable relief without the requirement of posting a bond or other security, including in the form of injunctions and orders for specific performance, in addition to all other remedies available to the Investor at law or in equity.

24. WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS NOTE OR ANY TRANSACTION CONTEMPLATED BY THIS NOTE OR DISPUTES RELATING THERETO.

25. Amendment and Restatement. The Original Note is hereby amended, restated and modified in its entirety by the terms set forth in this Note, and the debt evidenced thereby continues in full force and effect pursuant to this Note. The conditions contained in this Note shall supersede and control the terms, covenants, agreements, rights, obligations and conditions of the Original Note (it being agreed that the modification of the Original Note shall not impair the debt evidenced by the Original Note, which debt is included in and evidenced by this Note and does not constitute a separate or independent debt from that evidenced hereby). The execution and delivery of this Note is not intended to constitute a novation or extinguishment of the Original Note.

[Signature Page Follows]

IN WITNESS WHEREOF, the Company has caused this Note to be signed as of the date first above written.

TEMPUS LABS, INC.

By:	/s/ Jim Rogers
Name:	Jim Rogers
Title:	Vice President of Finance

Address:
600 West Chicago Ave.
Suite 510
Chicago, IL 60654

ACKNOWLEDGED AND AGREED:

GOOGLE LLC

By:	/s/ Kenneth H. Yi
Name:	Kenneth H. Yi
Title:	Assistant Secretary

Address:
1600 Amphitheatre Parkway
Mountain View, CA 94043

Exhibit A

Representations and Warranties of the Company

1.1 Organization, Good Standing, Corporate Power and Qualification. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to carry on its business as presently conducted and as proposed to be conducted. The Company is duly qualified to transact business and is in good standing in each jurisdiction in which the failure to so qualify would have a material adverse effect on the business, assets (including intangible assets), liabilities, financial condition, property, or results of operations of the Company (a “Material Adverse Effect”).

1.2 Capitalization.

(a) The authorized capital of the Company will consist, immediately prior to the Original Issue Date, of:

(i) 228,196,428 shares of Common Stock, $0.0001 par value per share (the “Common Stock”), (A) 172,249,801 shares of which have been designated Voting Common Stock, of which 58,367,811 shares are issued and outstanding immediately prior to the Original Issue Date, and (B) 55,946,627 shares of which have been designated Nonvoting Common Stock, of which 4,595,000 shares are issued and outstanding immediately prior to the date of this Note. All of the outstanding shares of Common Stock have been duly authorized, are fully paid and non-assessable and were issued in compliance with all applicable federal and state securities laws. The Company holds no Common Stock in its treasury.

(ii) 60,303,176 shares of Preferred Stock, $0.0001 par value per share (the “Preferred Stock”), (A) 10,000,000 shares of which have been designated Series A Preferred Stock, all of which are issued and outstanding immediately prior to the Original Issue Date, (B) 5,374,899 shares of which have been designated Series B Preferred Stock, all of which are issued and outstanding immediately prior to the Original Issue Date, (C) 2,500,000 shares of which have been designated Series B-1 Preferred Stock, all of which are issued and outstanding immediately prior to the Original Issue Date, (D) 4,191,173 shares of which have been designated Series B-2 Preferred Stock, all of which are issued and outstanding immediately prior to the Original Issue Date, (E) 9,779,403 shares of which have been designated Series C Preferred Stock, all of which are issued and outstanding immediately prior to the Original Issue Date, (F) 8,534,330 shares of which have been designated Series D Preferred Stock, all of which are issued and outstanding immediately prior to the Original Issue Date, (G) 6,630,905 shares of which have been designated Series E Preferred Stock, all of which are issued and outstanding immediately prior to the Original Issue Date, (H) 8,077,674 shares of which have been designated Series F Preferred Stock, all of which are issued and outstanding immediately prior to the Original Issue Date and (I) 5,214,792 shares of which have been designated Series G

Preferred Stock, of which 2,537,290 shares are issued and outstanding immediately prior to the Original Issue Date. All of the outstanding shares of Preferred Stock have been duly authorized, are fully paid and non-assessable and were issued in compliance with all applicable federal and state securities laws. The rights, privileges and preferences of the Preferred Stock are as stated in the Eighth Amended and Restated Certificate of Incorporation of the Company, dated as of February 6, 2020 (the “Restated Certificate”) and as provided by the Delaware General Corporation Law. The Company holds no Preferred Stock in its treasury.

(b) The Company has reserved 14,115,750 shares of Nonvoting Common Stock for issuance to directors, employees and consultants of the Company pursuant to its 2015 Stock Plan duly adopted by the Company’s Board of Directors and approved by the Company stockholders (the “Stock Plan”), 1,054,125 shares of which remain available for issuance to directors, employees and consultants pursuant to the Stock Plan. The Company has made available to the Investor complete and accurate copies of the Stock Plan and forms of agreements used thereunder.

(c) Except for (A) the conversion privileges of this Note and the outstanding shares of the Preferred Stock into Common Stock, (B) the rights provided in Section 4 of the Eighth Amended and Restated Investors’ Rights Agreement, dated as of February 6, 2020, among the Company and the parties thereto (the “Investors’ Rights Agreement”), (C) the rights provided under the Eighth Amended and Restated Voting Agreement, dated as of February 6, 2020, among the Company and the parties thereto (the “Voting Agreement”), and (D) the securities and rights described in Section 1.2(b) of this Exhibit A, there are no outstanding options, warrants, rights (including conversion or preemptive rights and rights of first refusal or similar rights) or agreements, orally or in writing, to purchase or acquire from the Company any shares of Common Stock or Preferred Stock, or any securities convertible into or exchangeable for shares of Common Stock or Preferred Stock. All outstanding shares of the Company’s Common Stock and all shares of the Company’s Common Stock underlying outstanding options are subject to (i) a right of first refusal in favor of the Company upon any proposed transfer (other than transfers for estate planning purposes); and (ii) a lock-up or market standoff agreement of not less than one hundred eighty (180) days following an Initial Public Offering.

(d) None of the Company’s stock purchase agreements or stock option documents contain a provision for acceleration of vesting (or lapse of a repurchase right) or other changes in the vesting provisions or other terms of such agreement or understanding upon the occurrence of any event or combination of events, including without limitation in the case where the Company’s Stock Plan is not assumed in an acquisition. The Company has never adjusted or amended the exercise price of any stock options previously awarded, whether through amendment, cancellation, replacement grant, repricing, or any other means. Except as set forth in the Restated Certificate, the Company has no obligation (contingent or otherwise) to purchase or redeem any of its capital stock or any security convertible into or exercisable for its capital stock.

(e) The Company has obtained valid waivers of any rights by other parties to purchase this Note (or any shares of Common Stock, Series G Preferred Stock or other Equity Securities issuable upon the conversion hereof).

1.3 Subsidiaries. The Company does not currently own or control, directly or indirectly, any interest in any other corporation, partnership, trust, joint venture, limited liability company, association, or other business entity. The Company is not a participant in any joint venture, partnership or similar arrangement.

1.4 Authorization. All corporate action required to be taken by the Company’s Board of Directors and stockholders in order to authorize the Company to enter into this Note, and to issue the equity securities of the Company issuable upon conversion of this Note, has been taken or will be taken prior to the Original Issue Date. All action on the part of the officers of the Company necessary for the execution and delivery of this Note and the GCP Agreements, the performance of all obligations of the Company under this Note and the GCP Agreements to be performed as of the Original Issue Date, and the issuance and delivery of this Note and the GCP Agreements has been taken or will be taken prior to the Original Issue Date. This Note and the GCP Agreements, when executed and delivered by the Company, shall constitute valid and legally binding obligations of the Company, enforceable against the Company in accordance with their respective terms except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, or other laws of general application relating to or affecting the enforcement of creditors’ rights generally, (ii) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies, or (iii) to the extent the indemnification provisions contained in the Investors’ Rights Agreement may be limited by applicable federal or state securities laws.

1.5 Valid Issuance. The equity securities of the Company issuable upon conversion of this Note have been duly reserved for issuance, and upon issuance in accordance with the terms of this Note, will be validly issued, fully paid and non-assessable and free of restrictions on transfer other than restrictions on transfer under the Investors’ Rights Agreement, the Eighth Amended and Restated Right of First Refusal and Co-Sale Agreement, dated as of February 6, 2020, among the Company and the parties thereto (the “ROFR Agreement”), and the Voting Agreement (together with this Note, the Side Letter and the GCP Agreements, collectively, the “Transaction Agreements”), applicable federal and state securities laws and liens or encumbrances created by or imposed by the Investor. Based in part upon the representations of the Investor in Section 8 of this Note, and subject to Section 1.6 of this Exhibit A, the equity securities of the Company issuable upon conversion of this Note will be issued in compliance with all applicable federal and state securities laws.

1.6 Governmental Consents and Filings. Assuming the accuracy of the representations made by the Investor in Section 8 of this Note, no consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any federal, state or local governmental authority is required on the part of the Company in connection with the issuance of this Note and consummation of the transactions contemplated herein, including the conversion of this Note into shares of Common Stock, Series G Preferred Stock or other Equity Securities, except for filings pursuant to applicable state securities laws, which have been made or will be made in a timely manner.

1.7 Litigation. There is no claim, action, suit, proceeding, arbitration, complaint, charge or investigation pending or, to the Company’s knowledge, currently threatened (i) against the Company or any officer, director or Key Employee of the Company; (ii) that questions the validity of the Transaction Agreements or the right of the Company to enter into them, or to consummate the transactions contemplated by the Transaction Agreements; or (iii) that would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect. Neither the Company nor, to the Company’s knowledge, any of its officers, directors or Key Employees is a party or is named as subject to the provisions of any Order (in the case of officers, directors or Key Employees, such as would affect the Company). There is no action, suit, proceeding or investigation by the Company pending or which the Company intends to initiate. The foregoing includes, without limitation, actions, suits, proceedings or investigations pending or threatened in writing (or any basis therefor known to the Company) involving the prior employment of any of the Company’s employees, their services provided in connection with the Company’s business, any information or techniques allegedly proprietary to any of their former employers or their obligations under any agreements with prior employers.

For purposes of this Note, “Key Employee,” means any executive-level employee (including division director and vice president-level positions).

For purposes of this Note, “Knowledge,” including the phrase “to the Company’s knowledge,” shall mean the actual knowledge, after reasonable inquiry, of Eric Lefkofsky, Ryan Fukushima, Vanessa Rollings, Erik Phelps, Jim Rogers and Andy Polovin.

1.8 Intellectual Property.

(a) The Company owns or possesses sufficient legal rights to all patents comprising Company Intellectual Property without any known conflict with, or violation or infringement of, the rights of others. The Company owns or possesses sufficient legal rights to all Company Intellectual Property (other than patents) without any known conflict with, or infringement of, the rights of others. The Company Intellectual Property is sufficient for the conduct of the Company’s business as currently conducted and as presently proposed to be conducted, except for such items which have yet to be conceived or developed or for which the Company expects to be able to obtain on commercially reasonable terms. To the Company’s knowledge, no product or service marketed or sold (or proposed to be marketed or sold) by the Company violates or will violate any license or infringes or will infringe any intellectual property rights of any other party. Other than with respect to commercially available software products under standard end-user object code license agreements, there are no outstanding options, licenses, agreements, claims, encumbrances or shared ownership interests of any kind relating to the Company Intellectual Property, nor is the Company bound by or a party to any options, licenses or agreements of any kind with respect to the patents, trademarks, service marks, trade names, copyrights, trade secrets, licenses, information, proprietary rights and processes of any other Person. The Company has not received any communications alleging that the Company has violated, or by conducting its business, would violate any of the patents, trademarks, service marks, tradenames, copyrights, trade secrets, mask works or other proprietary rights or processes of any other Person. There is no claim, action, suit, proceeding, arbitration, complaint, charge or investigation pending or, to the Company’s knowledge, currently threatened that any of the Company Intellectual Property is invalid or contesting the ownership or right of the Company to exploit any of the Company Intellectual Property, nor, to the Company’s knowledge, is there any basis for any such claim, action, suit, proceeding, arbitration, complaint, charge or investigation. The Company has obtained and possesses valid licenses to use all of the software programs present on the computers and other software-enabled electronic devices that it owns or leases or that it has otherwise provided to its employees for their use in connection with the Company’s business. To the Company’s knowledge, it will not be necessary to use any inventions of any of its employees or consultants (or Persons it currently intends to hire) made prior to their employment by the Company. Each employee and consultant has assigned to the Company all intellectual property rights he or she owns that are related to the Company’s business as now conducted and as presently proposed to be conducted, and the Company has made available copies of all such assignments to the Investor. Section 1.8 of the Disclosure Schedule lists all Company patents, patent applications, trademarks, trademark applications, service marks, service mark applications, tradenames, copyrights, and licenses to and under any of the foregoing.

(b) The Company has not modified any open source, copyleft or community source code and embedded such material in any of its products generally available or otherwise distributed to third parties or in development to be provided to third parties (including but not limited to any libraries or code licensed under any General Public License, Lesser General Public License or similar license arrangement) if the modification and embedding of such open source material would require Company to (i) make available any source code for its proprietary software to the licensor or third parties, or (ii) distribute or make available any of the Company Intellectual Property. For purposes of this Section 1.8 of this Exhibit A, the Company shall be deemed to have knowledge of a patent right if the Company has actual knowledge of the patent right or would be found to be on notice of such patent right as determined by reference to United States patent laws.

(c) No government funding and no facilities of a university, college, or other educational institution or research center were used in the development of any Company Intellectual Property. No current or former director, officer, employee, consultant or independent contractor of the Company, who was involved in, or who contributed to, the creation or development of any Company Intellectual Property, has performed services for any government, university, college or other educational institution or research center during a period of time during which such director, officer, employee, consultant or independent contractor was also performing services for the Company (in each case in a manner that would cause conflict with the Company’s exclusive ownership of the Company Intellectual Property). No governmental agency has or retains any right, title or interest of any kind in or to any Company Intellectual Property by virtue of such participation or otherwise.

For purposes of this Note, “Company Intellectual Property” means all worldwide rights, title, and interest in and to all intellectual property rights, including patents, patent applications, trademarks, trademark applications, service marks, service mark applications, tradenames, copyrights, trade secrets, domain names, mask works, information and proprietary rights and processes, similar or other intellectual property rights, subject matter of any of the foregoing, tangible embodiments of any of the foregoing, licenses in to and under any of the foregoing, and any and all such cases, as are used by or necessary to the Company in the conduct of the Company’s business as now conducted and as presently proposed to be conducted.

1.9 Compliance with Other Instruments and Laws.

(a) The Company is not in violation or default (i) of any provisions of its Restated Certificate or Bylaws, (ii) of any material instrument, judgment, order, writ or decree, (iii) under any note, indenture or mortgage, or (iv) under any material lease, agreement, contract or purchase order to which it is a party or by which it is bound that is required to be listed on the Disclosure Schedule.

(b) The Company is, and since its inception has been, in compliance with any provision of any foreign, U.S. federal or state law, statute, common law, rule, code, executive order, ordinance, regulation, requirement, administrative ruling or judgment of any governmental authority (each a “Law”) or any judgment, ruling, order, decision, determination, writ, injunction, ruling or decree of, or settlement under any jurisdiction of any governmental authority (each an “Order”) applicable to the Company or its business. To the Company’s knowledge, (i) neither the Company nor any of its officers or directors is under governmental investigation with respect to the violation of any applicable Law or Order, (ii) there are no facts or circumstances that could reasonably be expected to form the basis for any such violation, and (iii) neither the Company nor any of its officers or directors has been charged with, threatened to be charged with or received notice of any revocation or modification of any material permit or license held by the Company or Law or Order applicable to the Company.

(c) The execution, delivery and performance of the Transaction Agreements and the consummation of the transactions contemplated by the Transaction Agreements will not result in any such violation or be in conflict with or constitute, with or without the passage of time and giving of notice, either (i) a default under any such provision, instrument, Order, note, indenture, mortgage, lease, agreement, contract, purchase order or Law, or (ii) an event which results in the creation of any lien, charge or encumbrance upon any assets of the Company or the suspension, revocation, forfeiture, or nonrenewal of any material permit or license applicable to the Company.

1.10 Agreements; Actions.

(a) Except for the Transaction Agreements, there are no agreements, understandings, instruments, contracts, proposed transactions, or Orders to which the Company is a party or by which it is bound that involve (i) obligations (contingent or otherwise) of, or payments to, the Company in excess of Two Hundred Fifty Thousand Dollars ($250,000), (ii) the

license of any patent, copyright, trademark, trade secret or other proprietary right to or from the Company, (iii) the grant of rights to manufacture, produce, assemble, license, market, or sell its products to any other Person that limit the Company’s exclusive right to develop, manufacture, assemble, distribute, market or sell its products, or (iv) indemnification by the Company with respect to infringements of proprietary rights.

(b) The Company has not (i) declared or paid any dividends, or authorized or made any distribution upon or with respect to any class or series of its capital stock, (ii) incurred any indebtedness for money borrowed or incurred any other liabilities in excess of Two Hundred Fifty Thousand Dollars ($250,000) individually or in excess of Five Hundred Thousand Dollars ($500,000) in the aggregate, (iii) made any loans or advances to any Person, other than ordinary advances for travel expenses, or (iv) sold, exchanged or otherwise disposed of any of its assets or rights, other than the sale of its inventory in the ordinary course of business. For the purposes of this Section 1.10(b), all indebtedness, liabilities, agreements, understandings, instruments, contracts and proposed transactions involving the same Person (including Persons the Company has reason to believe are affiliated with each other) shall be aggregated for the purpose of meeting the individual minimum dollar amounts of such subsection.

(c) The Company is not a guarantor or indemnitor of any indebtedness of any other Person.

(d) Except for the Transaction Agreements, the Company has not entered into any side letter or similar agreement with any holder of any ownership interest in the Company pursuant to which such holder has rights that are more favorable in any material respect than the rights and terms granted to the Investor in this Note.

1.11 Certain Transactions.

(a) Other than (i) standard employee benefits generally made available to all employees, (ii) standard director and officer indemnification agreements approved by the Company’s Board of Directors, and (iii) the purchase of shares of the Company’s capital stock and the issuance of options to purchase shares of the Company’s Common Stock, in each instance, approved in the written minutes of the Company’s Board of Directors (previously provided to the Investor or its counsel), there are no agreements, understandings or proposed transactions between the Company and any of its officers, directors, consultants or Key Employees, or any Affiliate thereof.

(b) The Company is not indebted, directly or indirectly, to any of its directors, officers or employees or to their respective spouses or children or to any Affiliate of any of the foregoing, other than in connection with expenses or advances of expenses incurred in the ordinary course of business or employee relocation expenses and for other customary employee benefits made generally available to all employees. None of the Company’s directors, officers or employees, or any members of their immediate families, or any Affiliate of the foregoing are, directly or indirectly, indebted to the Company or, to the Company’s knowledge, have any (i) material commercial, industrial, banking, consulting, legal, accounting, charitable or familial relationship with any of the Company’s customers, suppliers, service providers, joint venture partners, licensees and competitors; (ii) direct or indirect ownership interest in any firm or corporation with which the Company is affiliated or with which the Company has a business relationship, or any firm or corporation which competes with the Company except that directors, officers, employees or stockholders of the Company may own stock in (but not exceeding two percent (2%) of the outstanding capital stock of) publicly traded companies that may compete with the Company; or (iii) financial interest in any material contract with the Company.

1.12 Rights of Registration and Voting Rights. Except as provided in the Investors’ Rights Agreement, the Company is not under any obligation to register under the Securities Act any of its currently outstanding securities or any securities issuable upon exercise or conversion of its currently outstanding securities. To the Company’s knowledge, except as contemplated in the Voting Agreement, no stockholder of the Company has entered into any agreements with respect to the voting of capital shares of the Company.

1.13 Absence of Liens. The property and assets that the Company owns are free and clear of all mortgages, deeds of trust, liens, loans and encumbrances, except for statutory liens for the payment of current taxes that are not yet delinquent and encumbrances and liens that arise in the ordinary course of business and do not materially impair the Company’s ownership or use of such property or assets. With respect to the property and assets the Company leases, if any, the Company is in compliance with such leases and to the Company’s knowledge, holds a valid leasehold interest free of any liens, claims or encumbrances other than those of the lessors of such property or assets. The Company does not own any real property.

1.14 Financial Statements. The Company has made available to the Investor the audited financial statements (including balance sheet, income statement and statement of cash flows) of the Company for the twelve (12)-month period ended December 31, 2018, and the audited financial statements (including balance sheet, income statement and statement of cash flows) of the Company for the twelve (12)-month period ended December 31, 2019 (the “Statement Date”) (collectively, the “Financial Statements”). The Financial Statements, together with the notes thereto, have been prepared in accordance with generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods indicated, except that the unaudited Financial Statements may not contain all footnotes required by GAAP. The Financial Statements fairly present in all material respects the financial condition and operating results of the Company as of the dates, and for the periods, indicated therein, subject in the case of the unaudited Financial Statements to normal year-end audit adjustments.

1.15 Liabilities. The Company has no material liabilities or obligations, contingent or otherwise, except (i) liabilities incurred in the ordinary course of business subsequent to the Statement Date which, either in any individual case or in the aggregate, are not material; (ii) obligations under contracts and commitments incurred in the ordinary course of business; and (iii) liabilities and obligations of a type or nature not required under GAAP to be reflected in the Financial Statements, which, in all such cases, individually and in the aggregate would not be material. The Company maintains and will continue to maintain a standard system of accounting established and administered in accordance with GAAP.

1.16 No “Bad Actor” Disqualification. The Company has exercised reasonable care, in accordance with SEC rules and guidance, to determine whether any Covered Person (as defined below) is subject to any of the “bad actor” disqualifications described in Rule 506(d)(1)(i) to (viii) under the Securities Act (“Disqualification Events”). To the Company’s knowledge, no Covered Person is subject to a Disqualification Event, except for a Disqualification Event covered by Rule 506(d)(2) or (d)(3) under the Securities Act. The Company has complied, to the extent applicable, with any disclosure obligations under Rule 506(e) under the Securities Act. “Covered Persons” are those persons specified in Rule 506(d)(1) under the Securities Act, including the Company; any predecessor or Affiliate of the Company; any director, executive officer, other officer participating in the offering, general partner or managing member of the Company; any beneficial owner of twenty percent (20%) or more of the Company’s outstanding voting equity securities, calculated on the basis of voting power; any promoter (as defined in Rule 405 under the Securities Act) connected with the Company in any capacity at the time of the sale of this Note; and any person that has been or will be paid (directly or indirectly) remuneration for solicitation of purchasers in connection with the sale of this Note (a “Solicitor”), any general partner or managing member of any Solicitor, and any director, executive officer or other officer participating in the offering of any Solicitor or general partner or managing member of any Solicitor; provided, however, that for the purposes of this Section 1.16, Covered Persons shall not include J.P. Morgan Securities LLC (“J.P. Morgan”) or BofA Securities, Inc. (“BofAS”), any general partner or managing member of J.P. Morgan or BofAS, or any director, executive officer or other officer participating in the offering of J.P. Morgan or BofAS.

1.17 Employee Agreements. Each current and former employee, consultant and officer of the Company has executed an agreement with the Company regarding confidentiality and proprietary information substantially in the form or forms delivered to the Investor (the “Confidential Information Agreements”). No current or former employee has excluded works or inventions from his or her assignment of inventions pursuant to such employee’s Confidential Information Agreement. Each current and former employee has executed a non-competition and non-solicitation agreement substantially in the form or forms made available to the Investor.

1.18 Permits. The Company has all material franchises, permits, licenses and any similar authority necessary for the conduct of its business as presently conducted. The Company is not in default in any material respect under any of such franchises, permits, licenses or other similar authority.

1.19 Corporate Documents. The Restated Certificate and Bylaws of the Company are in the form provided to the Investor. The copy of the minute books of the Company provided to the Investors contains minutes of all meetings of directors and stockholders and all actions by written consent without a meeting by the directors and stockholders since the date of incorporation and accurately reflects in all material respects all actions by the directors (and any committee of directors) and stockholders with respect to all transactions referred to in such minutes.

1.20 Changes. Since the Statement Date, there has not been:

(a) any material change in the assets, liabilities, financial condition or operating results of the Company from that reflected in the Financial Statements;

(b) any material damage, destruction or loss, whether or not covered by insurance;

(c) any waiver or compromise by the Company of a valuable right or of a material debt owed to it;

(d) any satisfaction or discharge of any material lien, claim, or encumbrance or payment of any obligation by the Company, except in the ordinary course of business;

(e) any material change to a material contract or agreement by which the Company or any of its assets is bound or subject;

(f) any material change in any compensation arrangement or agreement with any employee, officer, director or stockholder;

(g) any resignation or termination of employment of any officer of the Company;

(h) any mortgage, pledge, transfer of a security interest in, or lien, created by the Company, with respect to any of its material properties or assets, except liens for taxes not yet due or payable and liens that arise in the ordinary course of business and do not materially impair the Company’s ownership or use of such property or assets;

(i) any loans or guarantees made by the Company to or for the benefit of its employees, officers or directors, or any members of their immediate families, other than travel advances and other advances made in the ordinary course of its business;

(j) any declaration, setting aside or payment or other distribution in respect of any of the Company’s capital stock, or any direct or indirect redemption, purchase, or other acquisition of any of such stock by the Company;

(k) any sale, assignment or transfer of any material Company Intellectual Property;

(l) receipt of notice that there has been a loss of, or material order cancellation by, any major customer of the Company;

(m) to the Company’s knowledge, any other event or condition of any character, other than events affecting the economy or the Company’s industry generally, that could reasonably be expected to result in a Material Adverse Effect; or

(n) any arrangement or commitment by the Company to do any of the things described in this Section 1.20.

1.21 HSR. The issuance of this Note (and the conversion of this Note into shares of Common Stock or Series G Preferred Stock as contemplated herein) is exempt from or not subject to the requirements of the HSR Act, and the regulations issued pursuant to the HSR Act.

1.22 Employee Matters.

(a) To the Company’s knowledge, none of its employees is obligated under any contract (including, without limitation, licenses, covenants or commitments of any nature) or other agreement, or subject to any judgment, decree or order of any court or administrative agency, that would materially interfere with such employee’s ability to promote the interest of the Company or that would conflict with the Company’s business. Neither the execution or delivery of the Transaction Agreements, nor the carrying on of the Company’s business by the employees of the Company, nor the conduct of the Company’s business as now conducted and as presently proposed to be conducted, will, to the Company’s knowledge, conflict with or result in a breach of the terms, conditions, or provisions of, or constitute a default under, any contract, covenant or instrument under which any such employee is now obligated.

(b) The Company is not delinquent in payments to any of its employees, consultants, or independent contractors for any wages, salaries, commissions, bonuses, or other direct compensation for any service performed for it to the date hereof or amounts required to be reimbursed to such employees, consultants or independent contractors. The Company has complied in all material respects with all applicable state and federal equal employment opportunity laws and with other laws related to employment, including those related to wages, hours, worker classification and collective bargaining. The Company has withheld and paid to the appropriate governmental entity or is holding for payment not yet due to such governmental entity all amounts required to be withheld from employees of the Company and is not liable for any arrears of wages, taxes, penalties or other sums for failure to comply with any of the foregoing.

(c) To the Company’s knowledge, no Key Employee intends to terminate employment with the Company or is otherwise likely to become unavailable to continue as a Key Employee, nor does the Company have a present intention to terminate the employment of any of the foregoing. The employment of each employee of the Company is terminable at the will of the Company. Except as set forth in Subsection 1.22(c) of the Disclosure Schedule or as required by law, upon termination of the employment of any such employees, no severance or other payments will become due. Except as set forth in Subsection 1.22(c) of the Disclosure Schedule, the Company has no policy, practice, plan or program of paying severance pay or any form of severance compensation in connection with the termination of employment services.

(d) The Company has not made any representations regarding equity incentives to any officer, employee, director or consultant that are inconsistent with the share amounts and terms set forth in the minutes of meetings of the Company’s Board of Directors.

(e) Each former Key Employee whose employment was terminated by the Company has entered into an agreement with the Company providing for the full release of any claims against the Company or any related party arising out of such employment.

(f) Subsection 1.22(f) of the Disclosure Schedule sets forth each employee benefit plan maintained, established or sponsored by the Company, or which the Company participates in or contributes to, which is subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”). The Company has made all required contributions and has no liability to any such employee benefit plan, other than liability for health plan continuation coverage described in Part 6 of Title I(B) of ERISA, and has complied in all material respects with all applicable laws for any such employee benefit plan.

1.23 Tax Returns and Payments. There are no federal, state, county, local or foreign taxes due and payable by the Company which have not been timely paid. There are no accrued and unpaid federal, state, county, local or foreign taxes of the Company which are due, whether or not assessed or disputed. There have been no examinations or audits of any tax returns or reports by any applicable federal, state, local or foreign governmental agency. The Company has duly and timely filed all federal, state, county, local and foreign tax returns required to have been filed by it and there are in effect no waivers of applicable statutes of limitations with respect to taxes for any year.

1.24 Insurance. Section 1.24 of the Disclosure Schedule contains a complete list of the Company’s current insurance policies, together with a summary of coverage amounts with regards to each such policy, and each such policy is in full force and effect with extended coverage, sufficient in amount (subject to reasonable deductibles) to allow it to replace any of its properties that might be damaged or destroyed.

1.25 Real Property Holding Corporation. The Company is not now and has never been a “United States real property holding corporation” as defined in the Internal Revenue Code of 1986, as amended, and any applicable regulations promulgated thereunder. The Company has filed with the Internal Revenue Service all statements, if any, with its United States income tax returns which are required under such regulations.

1.26 Data Privacy. In connection with its collection, storage, processing, disclosure, privacy, protection or security of, transfer (including, without limitation, any transfer across national borders) of, standard transactions related to, and/or use of any personally identifiable information from any individuals, including, without limitation, any customers, prospective customers, employees and/or other third parties (collectively “Personal Information”), the Company is and has been, to the Company’s knowledge, in compliance with all applicable laws in all relevant jurisdictions, including the Health Insurance Portability and Accountability Act of 1996, as amended, state health information privacy laws, state data breach notification laws and all applicable international privacy and data security laws, each as amended from time to time, and any regulations implemented pursuant to any of the foregoing, the Company’s privacy policies and the requirements of any contract or codes of conduct to which the Company is a party (“Applicable Privacy Laws and Standards”). The Company has not received any written or other notice of, or been charged with, the violation of any Applicable Privacy Laws and Standards, and there are no pending investigations of the Company by any governmental authority relating to Applicable Privacy Laws and Standards, or civil actions against the Company alleging any violation of Applicable Privacy Laws and Standards. All Personal Information that the Company has shared, or will share, with the Investor or any of its Affiliates, or that will be transferred to the Investor or any of its Affiliates pursuant to the terms of the GCP Agreements has been collected, maintained and used at all times in compliance in all material respects with (i) the requirements of the Applicable Privacy Laws and Standards, and (ii) if and to the extent applicable, any consents or authorizations received from Persons about whom the Personal Information relates (“Data Subject Consents”). Without limitation to the foregoing, the Company has received and maintained all Data Subject Consents and/or complied with Applicable Privacy Laws and Standards that are necessary in order for the Company to use and disclose Personal Information in the manner in which it has used and disclosed that Personal Information. The Company has entered into all contracts that it is required to enter into by the Applicable Privacy Laws and Standards in connection with the collection, receipt, access, transfer, processing, use and disclosure of Personal Information, including, without limitation, any required data processing contracts or contracts governing the international transfer of data. When required by Applicable Privacy Laws and Standards, the Company has entered into a contract that addresses the provisions for “business associate contracts” required by 45 C.F.R. § 164.504(e) or § 164.314(a), as amended, with the applicable third party in each instance where (A) the Company acts as a business associate (as defined in 45 C.F.R. § 160.103) to that third party, (B) the Company provides protected health information (as defined in 45 C.F.R. § 160.103) to that third party, or (C) that third party otherwise acts as a business associate to the Company, in each case as required by, and in conformity with, Applicable Privacy Laws and Standards. The Company has commercially reasonable physical, technical, organizational and administrative security measures and policies in place to protect the confidentiality and security of all Personal Information collected by it or on its behalf from and against unauthorized access, use and/or disclosure in material conformance with all Applicable Privacy Laws and Standards. The Company is and has been, to the Company’s knowledge, in compliance in all material respects with all laws relating to data loss, theft and breach of security notification obligations.

1.27 Security. The Company has implemented and maintained consistent with customary industry practices security and other measures to protect all computer systems, including computers, hardware, databases, firmware, middleware and platforms, interfaces, networks, software, systems, information technology equipment, facilities, websites, infrastructure, workstations, switches, data communication lines and associated documentation used by the Company to store, process or transmit Company Intellectual Property and Personal Information collected from individuals (“IT Assets”) from loss, theft, unauthorized access, use, disclosure or modification, which security and other measures conform in all material respects to all Applicable Privacy Laws and Standards. To the Company’s knowledge, there have been no material instances of unauthorized access, control, use, modification or destruction of any IT

Asset, and no unauthorized access, use, acquisition or disclosure of any Personal Information owned, used, stored, received, or controlled by or on behalf of the Company, including any unauthorized access, use or disclosure of Personal Information that would constitute a breach for which notification to individuals or governmental authorities is required under any Applicable Privacy Laws and Standards.

1.28 Environmental and Safety Laws. Except as would not reasonably be expected to have a Material Adverse Effect to the best of its Knowledge (a) the Company is and has been in compliance with all Environmental Laws; (b) there has been no release or to the Company’s knowledge threatened release of any pollutant, contaminant or toxic or hazardous material, substance or waste or petroleum or any fraction thereof (each a “Hazardous Substance”), on, upon, into or from any site currently or heretofore owned, leased or otherwise used by the Company; (c) there have been no Hazardous Substances generated by the Company that have been disposed of or come to rest at any site that has been included in any published U.S. federal, state or local “superfund” site list or any other similar list of hazardous or toxic waste sites published by any governmental authority in the United States; and (d) there are no underground storage tanks located on, no polychlorinated biphenyls (“PCBs”) or PCB-containing equipment used or stored on, and no hazardous waste as defined by the Resource Conservation and Recovery Act, as amended, stored on, any site owned or operated by the Company, except for the storage of hazardous waste in compliance with Environmental Laws. The Company has made available to the Investor true and complete copies of all material environmental records, reports, notifications, certificates of need, permits, pending permit applications, correspondence, engineering studies and environmental studies or assessments.

For purposes of this Section 1.28, “Environmental Laws” means any law, regulation, or other applicable requirement relating to (a) releases or threatened release of Hazardous Substance; (b) pollution or protection of employee health or safety, public health or the environment; or (c) the manufacture, handling, transport, use, treatment, storage, or disposal of Hazardous Substances.

1.29 Foreign Corrupt Practices Act. Neither the Company nor any of the Company’s directors, officers, employees or agents have, directly or indirectly, made, offered, promised or authorized any payment or gift of any money or anything of value to or for the benefit of any “foreign official” (as such term is defined in the U.S. Foreign Corrupt Practices Act of 1977, as amended (the “FCPA”)), foreign political party or official thereof or candidate for foreign political office for the purpose of (i) influencing any official act or decision of such official, party or candidate, (ii) inducing such official, party or candidate to use his, her or its influence to affect any act or decision of a foreign governmental authority, or (iii) securing any improper advantage, in the case of (i), (ii) and (iii) above in order to assist the Company or any of its Affiliates in obtaining or retaining business for or with, or directing business to, any person. Neither the Company nor any of its directors, officers, employees or agents have made or authorized any bribe, rebate, payoff, influence payment, kickback or other unlawful payment of funds or received or retained any funds in violation of any law, rule or regulation. The Company further represents that it has maintained, and has caused each of its subsidiaries and Affiliates to maintain, systems of internal controls (including, but not limited to, accounting systems, purchasing systems and billing systems) to ensure compliance with the FCPA or any other applicable anti-bribery or anti-corruption law. Neither the Company, nor, to the Company’s knowledge, any of its officers, directors or employees are the subject of any allegation, voluntary disclosure, investigation, prosecution or other enforcement action related to the FCPA or any other anti-corruption law.

1.30 Disclosures. The Company has made available to the Investor all the information reasonably available to the Company that the Investor has requested for deciding whether to acquire this Note. No representation or warranty of the Company contained in this Note, as qualified by the Disclosure Schedule, or in any document or certificate delivered or to be delivered by the Company in connection with the transactions contemplated by this Note, and no such information furnished to the Investor concurrently herewith, contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein or therein not misleading in light of the circumstances under which they were made. It is understood that this representation is qualified by the fact that the Company has not delivered to the Investor, and has not been requested to deliver, a private placement or similar memorandum or any written disclosure of the types of information customarily furnished to purchasers of securities.

1.31 Shell Company Status. The Company is not, nor has it ever been, an issuer identified in Rule 144(i)(1) promulgated under the Securities Act.

1.32 Investment Company Status. The Company is not an investment company within the meaning of the Investment Company Act of 1940, as amended.

1.33 CFIUS. The Company represents that, in its reasonable belief,(i) it is not a Pilot Program U.S. Business within the meaning of 31 CFR Section 801.213, and (ii) it does not produce, design, test, manufacture, fabricate, or develop one or more critical technologies that are (A) utilized in connection with the Company’s business activity in one or more industries identified in appendix B to 31 CFR Part 800, or (B) designed by the Company specifically for use in one or more industries identified in appendix B to 31 CFR Part 800.

1.34 Anti-Harassment/Discrimination. To the Company’s knowledge, no current or former employee has violated the Company’s employment handbook policies related to harassment or discrimination. The Company is not a party to any settlement agreement with a current or former officer, employee or independent contractor of the Company resolving allegations of discrimination or sexual harassment against such current or former officer, employee or independent contractor. There are no and for the last five (5) years have not been any legal proceedings pending or to the Company’s knowledge, threatened against the Company, in each case, involving allegations of discrimination or sexual harassment by any employee of the Company.

Exhibit B

Disclosure Schedule

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Exhibit C

Legal Opinion of Company Counsel

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